The Clorox Company News Release

Clorox Announces Pricing of $300 Million Senior Notes

OAKLAND, Calif., Nov. 4, 2009 – The Clorox Company (NYSE: CLX) today announced that it has priced an offering of $300 million aggregate principal amount of its 3.55 percent senior notes due Nov. 1, 2015, in an underwritten registered public offering. The offering was made pursuant to an effective shelf registration statement Clorox filed with the Securities and Exchange Commission (SEC) on Oct. 3, 2007, as amended on Nov. 4, 2009. The offering is expected to close on Nov. 9, 2009, subject to customary closing conditions. Clorox intends to use the net proceeds from the offering to retire commercial paper.

Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC acted as joint lead book-running managers. Earlier today, Clorox filed a preliminary prospectus supplement and an accompanying prospectus with the SEC in connection with the offering of the senior notes. Copies of these materials are available by contacting Citigroup Global Markets Inc. at 388 Greenwich Street, New York, NY 10013, or by telephone at (877) 858-5407; J.P. Morgan Securities Inc. at 270 Park Avenue, New York, NY 10017, or by telephone at (212) 834-4533; or Wells Fargo Securities, LLC at 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attn: Syndicate Operations, or by telephone at (800) 326-5897. Electronic copies of the preliminary prospectus supplement and accompanying prospectus are available on the SEC’s Web site at www.sec.gov.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2009 revenues of $5.5 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $77 million to nonprofit organizations, schools and colleges. In fiscal 2009 alone, the foundation awarded $3.6 million in cash grants, and Clorox made product donations valued at $7.8 million.

Forward-looking statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future plans, objectives, or expectations, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “intends,” “plans,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2009, as updated from time to time in the company’s SEC filings. In addition, the completion of the securities offering discussed in this press release is subject to customary closing conditions. The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. Investors are cautioned not to place undue reliance on any such forward looking statements. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations	Investor Relations
Dan Staublin (510) 271-1622	Li-Mei Johnson (510) 271-3396
Kathryn Caulfield (510) 271-7209	Steve Austenfeld (510) 271-2270